As filed with the Securities and Exchange Commission on February 14, 2025

Registration No. 333-223718

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 7

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Vale S.A.

(Exact name of registrant as specified in its charter)

The Federative Republic of Brazil (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
Praia de Botafogo 186 — offices 701-1901 — Botafogo Rio de Janeiro, RJ, Brazil (Address of Principal Executive Offices)	22250-145 (Zip Code)

 Matching Program

2025 Cycle

(Full Title of the plan)

 Vale Americas Inc.

140 E. Ridgewood Avenue, Suite 415

South Tower, Paramus, New Jersey 07652

(Name and address of agent for service)

(416) 687- 6041

(Telephone number, including area code, of agent for service)

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 7 relates to the Registration Statement on Form S-8 (File No. 333-223718) (the “Registration Statement”) of Vale S.A. (the “Registrant”), which was filed with the U.S. Securities and Exchange Commission on March 16, 2018. The Registration Statement registered 5,000,000 common shares of the Registrant’s stock (the “Shares”), to be offered pursuant to its Matching Program 2018 Cycle.

On April 2, 2019, the Registrant filed with the Securities and Exchange Commission a Post-Effective Amendment No. 1 to the Registration Statement No. 333-223718 in order to reflect the amended terms of an additional plan cycle, the Matching Program 2019 Cycle.

On March 3, 2020, the Registrant filed with the Securities and Exchange Commission a Post-Effective Amendment No. 2 to the Registration Statement No. 333-223718 in order to reflect the amended terms of an additional plan cycle, the Matching Program 2020 Cycle.

On March 3, 2021, the Registrant filed with the Securities and Exchange Commission a Post-Effective Amendment No. 3 to the Registration Statement No. 333-223718 in order to reflect the amended terms of additional plan cycles, the Matching Program 2021 Cycle and Matching Program 2020 Cycle for China.

On March 3, 2022, the Registrant filed with the Securities and Exchange Commission a Post-Effective Amendment No. 4 to the Registration Statement No. 333-223718 in order to reflect the amended terms of additional plan cycles, the Matching Program 2022 Cycle.

On February 17, 2023, the Registrant filed with the Securities and Exchange Commission a Post-Effective Amendment No. 5 to the Registration Statement No. 333-223718 in order to reflect the amended terms of an additional plan cycle, the Matching Program 2023 Cycle.

On February 8, 2024, the Registrant filed with the Securities and Exchange Commission a Post-Effective Amendment No. 6 to the Registration Statement No. 333-223718 in order to reflect the amended terms of an additional plan cycle, the Matching Program 2024 Cycle.

The purpose of this Post-Effective Amendment No. 7 is to amend the Registration Statement to reflect the terms of an additional plan cycle, the Matching Program 2025 Cycle (the “2025 Cycle”).

Under the 2025 Cycle, as in prior cycles, Shares will be offered to certain eligible employees, subject to the satisfaction of applicable vesting conditions, in connection with those employees’ own purchase of Shares. No additional securities are being registered hereby.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.  Exhibits.

The following exhibits are filed herewith or incorporated herein by reference:

Exhibit number	Document

4.8	Matching Program 2025 Cycle

24	Power of Attorney (included on signature pages)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 7 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rio de Janeiro, State of Rio de Janeiro, Brazil on February 14, 2025.

VALE S.A.

By:	/s/ Gustavo Duarte Pimenta
Name:	Gustavo Duarte Pimenta
Title:	Chief Executive Officer

By:	/s/ Marcelo Feriozzi Bacci
Name:	Marcelo Feriozzi Bacci
Title:	Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Vale S.A. (the “Company”), do hereby severally constitute and appoint Gustavo Duarte Pimenta and Marcelo Feriozzi Bacci, each our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable said Company to comply with the Securities Act of 1933, as amended (the “Securities Act”) and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement of the Company on Form S-8 including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do each hereby ratify and confirm all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the indicated capacities as of February 14, 2025.

Signatures	Title
/s/ Gustavo Duarte Pimenta
Gustavo Duarte Pimenta	Chief Executive Officer

/s/ Marcelo Feriozzi Bacci
Marcelo Feriozzi Bacci	Chief Financial Officer

/s/ Daniel André Stieler
Daniel André Stieler	Chairperson of the Board of Directors

Marcelo Gasparino da Silva	Vice-Chairperson of the Board of Directors

André Viana Madeira	Director

Douglas James Upton	Director

Fernando Jorge Buso Gomes	Director

Heloisa Belotti Bedicks	Director

/s/ João Luiz Fukunaga
João Luiz Fukunaga	Director

/s/ Luis Henrique Cals de Beauclair Guimarães
Luis Henrique Cals de Beauclair Guimarães	Director

/s/ Manuel Lino Silva de Sousa Oliveira
Manuel Lino Silva de Sousa Oliveira	Director

Paulo Cesar Hartung Gomes	Director

/s/ Rachel de Oliveira Maia
Rachel de Oliveira Maia	Director

/s/ Reinaldo Duarte Castanheira Filho
Reinaldo Duarte Castanheira Filho	Director

/s/ Shunji Komai
Shunji Komai	Director

/s/ Paul Casbar
Paul Casbar	Authorized Representative of Vale S.A. in the United States

EXHIBIT INDEX

Exhibit Number	Document

4.8	Matching Program 2025 Cycle

24	Power of Attorney (included on signature pages)